Exhibit 99.2

NEWS RELEASE
LINN ENERGY PRICES $1 BILLION OF 7.75% SENIOR NOTES
Houston, September 8, 2010 — LINN Energy, LLC (NASDAQ: LINE) and its wholly owned subsidiary, Linn Energy Finance Corp., announced today a private offering to eligible purchasers of $1 billion in aggregate principal amount of 7.75% senior unsecured notes due 2021 at an offering price equal to 98.264% of par. LINN Energy intends to use the majority of the net proceeds from the notes offering to reduce debt under its revolving credit facility. Additionally, a portion of the proceeds from the sale of the notes will be used to unwind certain interest rate swaps. The offering is expected to close on September 13, 2010, subject to satisfaction of customary closing conditions.
The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	LINN ENERGY, LLC

Investors:
Clay Jeansonne, Vice President — Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183